News Release 3Q & YTD 2020

Corteva Reports Third Quarter and Year-to-Date 2020 Results – Affirms 2020 Guidance

Company Delivers Year-to-Date Sales and Earnings Increases over Prior Year

WILMINGTON, Del., November 4, 2020 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the third quarter and nine months ended September 30, 2020.

3Q 2020 Results Overview

	Net Sales	EPS	Loss from Cont. Ops. (After Tax)
GAAP	$1.86 B	$(0.52)	$(390)M
vs. 3Q 2019	(3)%	+25%	+26%

	Organic Sales[1]	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP	$2.07 B	$(0.39)	$(179) M
vs. 3Q 2019	+9%	Flat	+14%

- Net sales for third quarter 2020 were down 3% versus prior year. Organic sales[1] grew 9%. Volume and price improvement on continued penetration of new products were more than offset by the impact of currency and seasonal shifts in Seed.
- Crop Protection net sales grew 9% and organic[1] sales increased 21% with sales gains in every region except North America[3]. Volume and price improvement were primarily driven by the continued adoption of new Crop Protection products in Latin America, Asia Pacific, and EMEA[3].
- A return to a normalized North America[3] season drove lower Seed volumes in third quarter 2020, resulting in lower year-over-year sales in Seed, with net sales decreases of 23%, down 14% on an organic[1] basis.
- GAAP loss and earnings per share (EPS) from continuing operations were $(390) million and $(0.52) for the third quarter 2020, respectively.
- Operating EBITDA[1] was a loss of $(179) million, improved 14% versus prior year. Operating EBITDA margin[1] improved 120 basis points. Volume gains and favorable mix in Crop Protection, coupled with execution on synergies and productivity, more than offset timing shifts in Seed and currency headwinds to drive margin expansion.
- Merger cost synergies and productivity were approximately $40 million for the third quarter and remain on track to be $230 million for the full year. SG&A expense as a percentage of sales improved 175 bps on currency, ongoing productivity, cost controls, and lower commissions.
- The Company continues to maintain a strong liquidity position – and took further action during the quarter to strengthen its cash flow focus, improving net working capital turns 7% versus prior year.

YTD 2020 Results Overview

	Net Sales	EPS	Income from Cont. Ops. (After Tax)
GAAP	$11.0 B	$0.85	$657 M
vs. YTD 2019[2]	+1%	+963%	+866%

	Organic Sales[1]	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP	$11.52 B	$1.46	$1.85 B
vs. YTD 2019[2]	+6%	+7%	+5%

1. Organic sales, Operating EPS, Pro Forma Operating EPS, Operating EBITDA and Pro Forma Operating EBITDA, Operating EBITDA Margin and Pro Forma Operating EBITDA Margin are non-GAAP measures. See page A-6 for further discussion. 2. Year-to-date 2019 GAAP information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X. Non-GAAP measures for these periods are reconciled to the GAAP pro forma measure. 3. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 4. Enlist E3™ soybeans are jointly developed by Dow AgroSciences and MS Technologies™

News Release 3Q & YTD 2020

"Corteva's performance year to date in 2020 reflects the strong and consistent execution from our global team. We delivered sales and earnings growth during the first three quarters of the year despite continued market volatility and uncertainty. Our portfolio of new technology was a critical driver in this progress, as we delivered volume and price improvements in almost all regions through the launch and ramp-up of our new Seed and Crop Protection products, including Enlist E3™[4], Qrome®, Inatreq™, Arylex™ and Rinskor™, as well as continued demand for key differentiated technologies such as our supply-constrained Spinosyns. In Seed, our price for value strategy resulted in margin expansion, even in the face of ongoing challenges and competitive pressures. Additionally, we continued to fortify our already strong balance sheet and liquidity position by preserving cash and implementing further actions to reduce costs and optimize productivity. Reflecting our commitments on disciplined capital allocation and strong cash generation, we are accelerating our continued actions to return cash to shareholders – as evidenced by our decision to pull forward our previously announced share buyback.

We affirmed our full year guidance for 2020 – and remain confident in the path we have outlined. Our teams around the world are tightly managing all levers as we focus on finishing 2020 strong – and, as we look ahead to 2021, ensuring we are best positioned to maximize the potential of our industry-leading innovation pipeline and global distribution system while continuing to drive margin enhancement, accelerate productivity improvement and deliver increased value for our shareholders."

– James C. Collins, Jr., Corteva Chief Executive Officer

Company Updates

Price for Value Strategy Strengthens Competitive Position Globally

Corteva is strengthening its position in key Seed markets through its superior product performance and price for value strategy. Building on the ongoing ramp-up of Qrome® in North America, Corteva has driven year-to-date Seed price increases in Asia Pacific, Latin America and EMEA[3] on the strength of its product portfolio.

Driving Additional Progress on Accelerated Enlist E3™[4] Launch

The Company continues to rapidly ramp-up its Enlist E3™[4] technology – and has implemented changes to its Seed production plan to meet expected demand in 2021. With strong early orders as an indicator of adoption increases, Corteva remains confident in its market penetration expectations.

Previously Approved Capacity Expansion on Track to Accelerate Growth

Corteva continues to drive sales growth on its supply-constrained, high-margin Spinosyns insecticides. Year-to-date overall insecticide sales increased 5%, driven by continued capacity expansion progress. These actions are expected to enable $1 billion in sales of Spinosyns insecticides by 2023, an expected 30% increase over 2020 estimates.

Crop Protection Manufacturing Actions Target Cost Improvements

The Company continues to further streamline its global manufacturing footprint through the shutdown of non-competitive facilities and strategic changes to product supply arrangements. These actions, which are included in its ongoing productivity program, are expected to deliver $150 million in incremental savings by the end of 2022.

Sustaining Operational Efficiencies Gained Through COVID-19 Response

In response to the COVID-19 pandemic, Corteva implemented targeted spending actions to address near-term market volatility. These actions have delivered $50 million in cost savings through third quarter 2020, which helped to offset strategic investments during this period. Corteva expects to keep most of these structural cost controls in place into 2021.

Driving Ongoing Progress on Cost and Productivity Commitments

Continued progress on cost and productivity commitments, resulted in $170 million in cost synergies and productivity savings delivered year to date in 2020. The Company remains on track to achieve its cost and productivity targets for the full year 2020.

Accelerated Remuneration Actions Demonstrate Strong Focus on Shareholders

Corteva has returned more than $370 million to shareholders through the end of September in the form of quarterly dividends and share repurchases. Based upon underlying operational performance, the Company expects to make solid progress on the authorized share repurchase program by the end of the year. With the additional focus, the Company now expects to complete the repurchase program by the end of 2021, six months ahead of the initial timeline.

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News Release 3Q &YTD 2020

Summary of Third Quarter 2020

For the third quarter ended September 30, 2020, net sales declined 3% versus the same period last year, as organic sales[1] increased 9%.

Volume increased 7% versus the prior-year period. Gains were driven primarily by continued adoption of new Crop Protection products, and were partially offset by the impact of seasonally lower Seed volumes due to a more normalized planting season in North America as compared to the prior-year period.

Local price increased 2% versus third quarter 2019. Higher prices in Latin America were more than offset by the impact of currency, which represented a headwind of 11% globally. Currency mitigation and new products drove price gains in Latin America, EMEA[3], and Asia Pacific.

GAAP loss from continuing operations after income taxes was $(390) million in third quarter 2020. Operating EBITDA[1] for the third quarter was a loss of $(179) million, a 14% improvement compared to the same period last year. Volume gains and favorable mix in Crop Protection, coupled with ongoing cost synergies and productivity efforts, more than offset currency and the impact of timing shifts in Seed.

The Company continues to drive working capital and productivity improvements, with a focus on cash flow. As a result, Corteva delivered a 7% improvement in Net Working Capital turns.

($ in millions, except where noted)	3Q 2020	3Q 2019	% Change	% Organic Change[1]
Net Sales	$1,863	$1,911	(3)%	9%
North America	$487	$623	(22)%	(22)%
EMEA	$315	$305	3%	7%
Latin America	$805	$762	6%	30%
Asia Pacific	$256	$221	16%	20%

Summary of Year to Date 2020

For the year-to-date period ended September 30, 2020, net sales increased 1% versus prior year, with an organic sales[1] increase of 6%.

Volume increased 4% versus the year-ago period. Year-to-date volume gains reflect increased demand for new products globally and volume growth attributable to the recovery of planted area in North America.

Local price increased 2% versus the prior-year period, with price increases in most regions. Currency represented a headwind of 4%, driven primarily by the impact of the Brazilian Real.

GAAP income from continuing operations after income taxes was $657 million year to date in 2020. Operating EBITDA[1] for the year-to-date period was $1.85 billion, an increase of 5% as compared to the same period last year on a pro forma basis. Favorable mix and volume gains, coupled with ongoing productivity actions, more than offset the unfavorable impact of currency.

($ in millions, except where noted)	YTD 2020	YTD 2019	% Change	% Organic Change[1]
Net Sales	$11,010	$10,863	1%	6%
North America	$5,818	$5,800	--%	1%
EMEA	$2,425	$2,336	4%	8%
Latin America	$1,754	$1,780	(1)%	17%
Asia Pacific	$1,013	$947	7%	13%

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News Release 3Q &YTD 2020

Crop Protection Summary

Crop Protection net sales were $1.3 billion in the third quarter of 2020, up from $1.2 billion in the year-ago period. Gains were driven by a 16% increase in volume and a 5% increase in local price, partially offset by an 11% decline in currency and a 1% impact from portfolio.

Volume gains were primarily driven by a strong start to the Latin America season. This impact was coupled with strong demand for new products globally, including Enlist™ and Rinskor™ herbicides and Isoclast™ and Pyraxalt™ insecticides.

Local price rose due to increases in Latin America to offset currency. Unfavorable currency impacts were led by the Brazilian Real. The portfolio impact was driven by the strategic divestiture of an off-patent product.

Segment operating EBITDA was $130 million in the third quarter of 2020, up from $119 million in the year-ago period. Volume gains, favorable mix, and ongoing cost synergies and productivity efforts more than offset the unfavorable impact of currency and increased investment in R&D.

($ in millions, except where noted)	3Q 2020	3Q 2019	% Change	% Organic Change[1]
North America	$390	$397	(2)%	(2)%
EMEA	$198	$183	8%	8%
Latin America	$559	$491	14%	43%
Asia Pacific	$193	$159	21%	27%
Total 3Q Crop Protection Net Sales	$1,340	$1,230	9%	21%

Crop Protection net sales were $4.5 billion for the first nine months of 2020, approximately flat compared to the first nine months of 2019. The change was driven by a 5% increase in volume and a 2% increase in local price, which was more than offset by a 6% decline in currency and a 1% impact from portfolio.

The increase in volume was driven by strong demand for new products globally, including Rinskor™, Arylex™, and Enlist™ herbicides and Isoclast™ insecticide. The increase in local price was driven by increases in Latin America to offset currency. Unfavorable currency impacts were led by the Brazilian Real. Pricing gains from new product launches were partially offset by increased grower incentive program discounts in North America. The portfolio impact was driven by divestitures of off-patent products in Asia Pacific and North America.

Segment operating EBITDA was $677 million for the first nine months of 2020, down from pro forma segment operating EBITDA of $789 million for the first nine months of 2019. Sales from new products and ongoing cost synergies and productivity efforts were more than offset by higher input costs, the unfavorable impact of currency and increased investment in R&D.

($ in millions, except where noted)	YTD 2020	YTD 2019	% Change	% Organic Change[1]
North America	$1,528	$1,562	(2)%	(1)%
EMEA	$1,163	$1,136	2%	6%
Latin America	$1,086	$1,144	(5)%	15%
Asia Pacific	$717	$674	6%	12%
Total YTD Crop Protection Net Sales	$4,494	$4,516	0%	7%

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News Release 3Q &YTD 2020

Seed Summary

Seed net sales were $523 million in third quarter 2020, down from $681 million in same quarter last year. The decrease was driven by an 11% decline in volume, a 9% decline in currency, and a 3% decline in local price.

The decrease in volume was the effect of timing shifts in North America due to the unprecedented weather impacts in the year-ago period, which shifted Seed sales from the second quarter 2019 to the third quarter 2019. The impact of timing was partially offset by strong summer and early safrinha sales in Latin America. Unfavorable currency impacts were led by the Brazilian Real. The decline in local price was primarily due to the delay in timing of 2019 Seed sales, coupled with the end-of-season customer settlements in North America.

Segment operating EBITDA was $(282) million in the third quarter of 2020, a 4% improvement compared to segment operating EBITDA of $(295) million in the prior-year period. Ongoing cost synergies and productivity efforts, lower bad debt expense, and lower commissions more than offset volume and price declines and the unfavorable impact of currency.

($ in millions, except where noted)	3Q 2020	3Q 2019	% Change	% Organic Change[1]
North America	$97	$226	(57)%	(55)%
EMEA	$117	$122	(4)%	6%
Latin America	$246	$271	(9)%	7%
Asia Pacific	$63	$62	2%	2%
Total 3Q Seed Net Sales	$523	$681	(23)%	(14)%

Seed net sales were $6.5 billion for the first nine months of 2020, up from $6.3 billion in the first nine months of 2019. The increase was driven by a 4% increase in volume and a 2% increase in local price, partially offset by a 3% decline in currency.

Seed reported price and volume gains in all regions, led by strong summer and early safrinha sales in Latin America and share gains in EMEA. Global corn price increased 2% and North America soybean price increased 1% versus the year-ago period. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was approximately $1.3 billion for the first nine months of 2020, up 18% from pro forma segment operating EBITDA of approximately $1.1 billion for the first nine months of 2019. Favorable mix, volume gains, and ongoing cost synergies and productivity efforts more than offset the unfavorable impact of currency, higher commissions, and input costs from lower yields on corn.

($ in millions, except where noted)	YTD 2020	YTD 2019	% Change	% Organic Change[1]
North America	$4,290	$4,238	1%	2%
EMEA	$1,262	$1,200	5%	11%
Latin America	$668	$636	5%	20%
Asia Pacific	$296	$273	8%	14%
Total YTD Seed Net Sales	$6,516	$6,347	3%	6%

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News Release 3Q & YTD 2020 Outlook The Company affirmed its previously provided guidance Corteva is not able to reconcile its forward-looking non- for the full year 2020. Corteva expects net sales growth GAAP financial measures to its most comparable U.S. of 1-2% for the year. Operating EBITDA1 is expected to GAAP financial measures, as it is unable to predict with be in the range of $1.9 billion to $2 billion and operating reasonable certainty items outside of its control, such as EPS1 range is expected to be between $1.25 and $1.45 significant items, without unreasonable effort. This outlook per share. does not contemplate any operational disruptions, significant changes in customers’ demand or ability to pay, or further acceleration of currency impacts resulting from the COVID-19 pandemic or political instability. Third Quarter Conference Call The Company will host a live webcast of its third quarter The slide presentation that accompanies the conference earnings conference call with investors to discuss its results call is posted on the Company’s Investor Events and and outlook tomorrow, November 5, 2020, at 9:00 a.m. ET. Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Agriscience Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfils its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019, and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, "plans," "expects," "will," "anticipates," "believes," "intends," "projects," "estimates," “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva's strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DowDuPont, are forward- looking statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Corteva's control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva's business, results of operations and financial condition. Some of the important factors that could cause Corteva's actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva's pipeline; (ii) effect of competition and consolidation in Corteva's industry; (iii) failure to obtain or maintain the necessary regulatory approvals for some Corteva's products; (iv) failure to enforce Corteva's intellectual property rights or defend against intellectual property claims asserted by others; (v) effect of competition from manufacturers of generic products; (vi) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva's biotechnology and other agricultural products; (ix) effect of changes in agricultural and related policies of governments and international organizations; (x) effect of industrial espionage and other disruptions to Corteva's supply chain, information technology or network systems; (xi) competitor's establishment of an intermediary platform for distribution of Corteva's products; (xii) effect of volatility in Corteva's input costs; (xiii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xiv) failure of Corteva's customers to pay their debts to Corteva, including customer financing programs; (xv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva, including failure to benefit from significant cost synergies; (xvi) risks related to the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) effect of compliance with environmental laws and requirements and adverse judgments on litigation; (xix) risks related to Corteva's global operations; (xx) effect of climate change and unpredictable seasonal and weather factors; (xxi) effect of counterfeit products; (xxii) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; (xxiii) risks related to non-cash charges from impairment of goodwill or intangibles assets; (xxiv) risks related to COVID-19; (xxv) risks related to oil and commodity markets; and (xxvi) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva's management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements or other estimates is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. 6

News Release 3Q & YTD 2020 Corteva Unaudited Pro Forma Financial Information In order to provide the most meaningful comparison of results of operations, supplemental unaudited pro forma financial information for the first half of 2019 has been included in this presentation. This presentation presents the pro forma results of Corteva, after giving effect to events that are (1) directly attributable to the merger of DuPont and Dow, debt retirement transactions related to paying off or retiring portions of Historical DuPont’s existing debt liabilities, and the separation and distribution to DowDuPont stockholders of all the outstanding shares of Corteva common stock; (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Refer to Corteva’s Form 10 registration statement filed on May 6, 2019, which can be found on the investors section of the Corteva website, for further details on the above transactions. The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, and are presented for informational purposes only, and do not purport to represent what the results of operations would have been had the above actually occurred on the dates indicated, nor do they purport to project the results of operations for any future period or as of any future date. Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, pro forma operating EBITDA, operating EBITDA margin, pro forma operating EBITDA margin, operating earnings per share, pro forma operating earnings per share, base tax rate, and pro forma base tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-6 of the Financial Statement Schedules. For first quarter and prior year, these non-GAAP measures are being reconciled to a pro forma GAAP financial measure prepared and presented in accordance with Article 11 of Regulation S-X. See Article 11 Pro Forma Combined Statements of Operations starting on page A-17 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-6 of the Financial Statement Schedules. Beginning January 1, 2020, the company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto's Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits , net and foreign exchange gains (losses) net, excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings per share are defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items (including goodwill impairment charges), the after- tax impact of non-operating benefits, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont. Although amortization of the Company's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses) net, non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). The first half of 2019 is on a pro forma basis as discussed above in the paragraph ‘Corteva Unaudited Pro Forma Financial Information’. ® TM SM Trademarks and service marks of Dow AgroSciences, DuPont or Pioneer, and their affiliated companies or their respective owners. # # # 11/04/20 Media Contact: Investor Contact: Gregg Schmidt Megan Britt +1 302-485-3260 +1 302-485-3279 gregg.m.schmidt@corteva.com megan.britt@corteva.com 7